Exhibit 2.3
                                                                     -----------

                             STOCK OPTION AGREEMENT
                             ----------------------

         THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of October 15, 2000, between Chevron Corporation, a Delaware corporation ("Parent"), and Texaco Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H :

         WHEREAS, Parent and the Company are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions stated therein; and

         WHEREAS, in order to induce the Company to enter into the Merger Agreement and as a condition for the Company's agreeing so to do, Parent has granted to the Company the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement.

         Section 2.  Grant of Stock Option.
                     ---------------------

         (a) Parent hereby grants to the Company an irrevocable option (the "Stock Option") to purchase, on the terms and subject to the conditions hereof, for $85.96 per share (the "Exercise Price") in cash, up to 127,000,000 fully paid and non-assessable shares (the "Option Shares") of Parent's common stock, par value $0.75 per share (the "Common Stock"). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Sections 2(b) and 6 below.

         (b) In the event that any (i) additional shares of Common Stock are issued or otherwise become outstanding after the date of the Agreement (other than pursuant to this Agreement) or (ii) shares of Common Stock are redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Stock Option shall be increased or decreased, as appropriate, so that after such issuance or redemption, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding (without giving effect to any shares subject or issued pursuant to the Stock Option). Nothing contained in this Section 2(b) or elsewhere in this Agreement shall be deemed to authorize Parent or the Company to breach any provision of the Merger Agreement.



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

         Section 3.  Exercise of Stock Option.
                     ------------------------

         (a) The Company may, subject to the provisions of this Section, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Parent Trigger Event (defined below) and prior to the Termination Date. "Termination Date" shall mean the earliest of (i) the Effective Time of the Merger, (ii) 90 days after the date full payment contemplated by Section 10.6 of the Merger Agreement is made by Parent to the Company thereunder or (iii) one day after the date of the termination of the Merger Agreement so long as, in the case of this clause (iii), no Parent Trigger Event has occurred or could still occur pursuant to Section 10.6 of the Merger Agreement. Notwithstanding the occurrence of the Termination Date, the Company shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent the Company exercised the Stock Option prior to the occurrence of the Termination Date. A "Parent Trigger Event" shall mean an event the result of which is that Parent becomes obligated to pay a fee to the Company pursuant to
Section 10.6 of the Merger Agreement.

         (b) The Company may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any applicable waiting period under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

         (c) If the Company shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving Parent written notice (the "Stock Exercise Notice") to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three business days nor later than 10 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares set forth in Section 3(b) has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as the Company may specify) after satisfaction of all such conditions and the cessation of all such restrictions; provided that in no event shall the closing of the purchase be postponed by more than nine months after the Termination Date as a result of this clause (c).

         (d) So long as the Stock Option is exercisable pursuant to the terms of
Section 3(a) the Company may elect to send a written notice to Parent (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date Parent shall pay to the Company in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Stock Option as the Company shall specify. As used herein, "Spread" shall mean the excess, if any, over the Exercise Price of the higher of
(x) if applicable,  the highest price per share of Common


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

Stock paid or  proposed  to be paid by any Person  pursuant  to any  Acquisition
Proposal relating to Parent (the "Alternative Exercise Price") or (y) the average of the closing price of the shares of Common Stock on the NYSE at the end of the regular session, as reported on the Consolidated Tape, Network A for the five consecutive trading days ending on and including the trading date immediately preceding the date on which the Cash Exercise Notice is given (the "Average Market Price"). If the Alternative Exercise Price includes any property other than cash, the Alternative Exercise Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Exercise Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date on which the Cash Exercise Notice is given shall be deemed to equal the fair market value of such property. If such other property includes anything other than cash or securities with an existing public trading market, the Alternative Exercise Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this
Section 3(d) and the receipt by the Company of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of Parent to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 6.

         (e) (i) At any closing pursuant to Section 3(c) hereof, the Company shall make payment to Parent of the aggregate purchase price for the Option Shares to be purchased and Parent shall deliver to the Company a certificate representing the purchased Option Shares, registered in the name of the Company or its designee and (ii) at any closing pursuant to Section 3(d) hereof, Parent will deliver to the Company cash in an amount determined pursuant to Section
3(d) hereof. Any payment made by the Company to Parent, or by Parent to the Company, pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by the party receiving such funds, provided that the failure or refusal by Parent to designate such a bank account shall not preclude the Company from exercising the Stock Option. If at the time of the issuance of Option Shares pursuant to the exercise of the Stock Option, Parent Rights or any similar securities are outstanding, then the Option Shares issued pursuant to such exercise shall be accompanied by corresponding Parent Rights or such similar securities.

         (f) Certificates for Common Stock delivered at the closing described in
Section 3(c) hereof shall be endorsed with a restrictive legend which shall read substantially as follows:

         "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended. The shares represented by this certificate are also subject to repurchase by the Issuer pursuant to the Stock Option Agreement dated as of October 15, 2000, a copy of which agreement may be obtained upon request from the Issuer."



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

         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without this reference (i) if the Company shall have delivered to Parent a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the Securities Act or (ii) in connection with any sale registered under the Securities Act. In addition, these certificates shall bear any other legend as may be required by applicable law.

         (g) At any time following the exercise by the Company of the Stock Option, Parent shall have the right, within 5 business days after written notice to the Company, to purchase for cash all of the Option Shares received by the Company pursuant to this Agreement at a purchase price per share equal to the higher of (x) the Alternative Exercise Price or (y) the Average Market Price. At any closing pursuant to this Section 3(g), Parent shall make payment to the Company of the aggregate purchase price for the Option Shares to be purchased and the Company shall deliver to Parent a certificate representing the purchased Option Shares.

         Section 4. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

         (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby (i) are within Parent's corporate powers,
(ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for compliance with any applicable requirements of the HSR Act, the Exchange Act, the Securities Act, and laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (iv) assuming compliance with the matters referred to in clause (iii), do not contravene, or constitute a violation of, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Parent or of any judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries, (v) do not and will not constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries, and (vi) do not and will not result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (iv) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clauses (v) and (vi) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent.

         (b) Parent has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver



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

Option Shares upon the exercise of the Stock Option terminates, will have reserved for issuance upon any exercise of the Stock Option, the number of Option Shares subject to the Stock Option (less the number of Option Shares previously issued upon any partial exercise of the Stock Option). All of the Option Shares to be issued pursuant to the Stock Option have been duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement). Option Shares issued upon exercise of the Stock Option will not be subject to any preemptive or similar rights. The Board of Directors of Parent has resolved to, and Parent promptly after execution of this Agreement will, take all necessary action to render the Parent Rights Agreement inapplicable to the grant or exercise of the Stock Option and the transactions contemplated hereby. The Board of Directors of Parent has (i) taken all necessary action to render section 203 of the Delaware Law, or any other antitakeover statute or similar statute or regulation inapplicable to the acquisition of the Option Shares pursuant to this Agreement, and (ii) has resolved to, and promptly after the execution of this Agreement will, take all necessary action to render the supermajority voting provisions of
Article VII of Parent's Certificate of Incorporation inapplicable to the acquisition of the Option Shares pursuant to this Agreement.

         Section 5. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows: The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the Company's corporate powers and (ii) have been duly authorized by all necessary corporate action. The Option Shares acquired by the Company upon the exercise of the Stock Option will not be, and the Stock Option is not being, acquired by the Company with the intention of making a public distribution thereof. Neither the Stock Option nor the Option Shares acquired upon exercise of the Stock Option will be sold or otherwise disposed of by the Company except in compliance with the Securities Act. This agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

         Section 6. Adjustment upon Changes in Capitalization or Merger.
                    ---------------------------------------------------
         (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, reverse stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would affect the Company's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, as shall fully preserve the economic benefits provided hereunder to the Company and the full satisfaction of Parent's obligations hereunder. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 19.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (without giving effect to any shares subject or issued pursuant to the Stock Option).

         (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this Section 6, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

         (c) Without limiting or altering the parties' rights and obligations under the Merger Agreement, in the event that Parent enters into an agreement
(i) to consolidate with or merge into any Person, other than the Company or one of its Subsidiaries, and Parent will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than the Company or one of its Subsidiaries, to merge into Parent and Parent will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Parent or any other Person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than the Company or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that the Company would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and shall make any other necessary adjustments. Parent shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

         Section 7.  Further Assurances; Remedies.
                     ----------------------------

         (a) Parent agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Parent, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement. All of the Option Shares to be issued pursuant to the Stock Option, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement).

         (b) Parent agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Parent.



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

         (c) Parent agrees that promptly after the occurrence of a Parent Trigger Event it shall take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the United States or elsewhere is necessary before the Stock Option may be exercised, complying with its obligations thereunder and cooperating with the Company in preparing and processing the required notices or applications) in order to permit the Company to exercise the Stock Option and purchase Option Shares pursuant to such exercise.

         (d) The parties agree that the Company would be irreparably damaged if for any reason Parent failed to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 6 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that the Company would not have an adequate remedy at law for money damages in such event. Accordingly, the Company shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Parent. Accordingly, if the Company should institute an action or proceeding seeking specific enforcement of the provisions hereof, Parent hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Parent further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that the Company may have against Parent for any failure to perform its obligations under this Agreement.

         Section 8. Listing of Option Shares. Promptly after the occurrence of a Parent Trigger Event and from time to time thereafter if necessary, Parent will apply to list all of the Option Shares subject to the Stock Option on the NYSE and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

         Section 9. Registration of the Option Shares.
                    ---------------------------------

         (a) If, within two years of the exercise of the Stock Option, the Company requests Parent in writing to register under the Securities Act any of the Option Shares received by the Company hereunder, Parent will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by the Company of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith Parent shall prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of the Company's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by the Company in accordance with the plan of disposition specified by the Company in its request. Parent shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; provided, however, that Parent may postpone the filing of a registration statement relating to a registration request by the Company under this Section 9 for a period of time (not in excess of 90 days) if in Parent's reasonable, good faith judgment (i) such filing would require the disclosure of material information that Parent has a bona fide business purpose for preserving as confidential or (ii) the sale of Option Shares by the Company would materially interfere with any pending or anticipated acquisition, financing or transaction involving Parent or its Subsidiaries (but in no event shall Parent exercise such postponement right more than once in any twelve-month period).

         (b) Parent shall notify the Company in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any shares of Common Stock. If the Company wishes to have any portion of its Option Shares included in such registration, it shall advise Parent in writing to that effect within two business days following receipt of such notice, and Parent will thereupon include the number of Option Shares indicated by the Company in such registration; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise Parent that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Parent shall only include in such registration such number or dollar amount of Option Shares which, in the good faith opinion of the managing underwriter(s), can be sold without materially and adversely affecting such offering.

         (c) All expenses relating to or in connection with any registration contemplated under this Section 9 and the transactions contemplated thereby (including all filing, printing, reasonable professional, roadshow and other fees and expenses relating thereto) will be at Parent's expense except for underwriting discounts or commissions and brokers' fees. The Company and Parent agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. Parent shall indemnify the Company, its officers, directors, agents, other controlling persons and any underwriters retained by the Company in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions  with such  persons,  with  respect  to claims,  damages,  losses and liabilities (and any expenses relating thereto) arising (or to which the Company, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by the Company or its underwriters to Parent. The Company and its underwriters, respectively, shall indemnify Parent to the same extent with respect to information furnished in writing to Parent by the Company and such underwriters, respectively.

         Section 10.  Miscellaneous.
                      -------------

         (a) Extension of Exercise Periods. The periods during which the Company may exercise its rights under Sections 2 and 3 hereof, or Parent may exercise its rights under Section 2(g), shall be extended in each such case at the request of the Company to the extent necessary to avoid liability by the Company under Section 16(b) of the Exchange Act by reason of such exercise.

         (b) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

         (c)      Notices.  All notices, requests and other communications to
                  -------
 either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

         if to Parent, to:

                  Harvey D. Hinman, Esq.
                  Vice President and General Counsel
                  Chevron Corporation
                  575 Market Street
                  San Francisco, California  94105
                  Facsimile No.: (415) 894-6017

         with copies to:

                  Alfred L. Pepin, Esq.
                  1156 Mee Lane
                  St. Helena, California  94574
                  Facsimile No.: (707) 967-0551

         and

                  Arthur Fleischer, Jr., Esq.
                  Gary P. Cooperstein, Esq.
                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York  10004-1980
                  Facsimile No.: (212) 859-4000


         and


                  Terry M. Kee, Esq.
                  Rodney R. Peck, Esq.
                  Pillsbury Madison & Sutro LLP
                  50 Fremont Street
                  San Francisco, California  94105
                  Facsimile No.: (415) 983-1200
         if to the Company, to:

                  William M. Wicker
                  Senior Vice President
                  Texaco Inc.
                  2000 Westchester Avenue
                  White Plains, New York  10650
                  Facsimile No.: (914) 253-4280

         with copies to:

                  Deval Patrick, Esq.
                  General Counsel and Vice President
                  Texaco Inc.
                  2000 Westchester Avenue
                  White Plains, New York  10650
                  Facsimile No.: (914) 253-4477

         and

                  Dennis S. Hersch, Esq.
                  Ulrika Ekman, Esq.
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Facsimile No.: (212) 450-4800


or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

         (d) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

         (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(c) hereof shall be deemed effective service of process on such party.

         (g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (h) Counterparts.  This Agreement may be executed in two or more
             ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         (i) Headings.  The section headings herein are for convenience
             --------
only and shall not affect the construction hereof.

         (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by Parent, but may be assigned by the Company in whole or in part to any direct or indirect wholly-owned subsidiary of the Company, provided that the Company shall remain liable for any obligations so assigned.

         (k) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         (l) Time of the Essence.  The parties agree that time shall be of the
             -------------------
 essence in the performance of obligations hereunder.

         (m) Public Announcement. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, may be issued prior to such consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

         Section 11.  Profit Limitation.
                      -----------------

         (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall the Company's Total Profit (as defined below) exceed $1,100,000,000 (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, the Company at its sole election may (i) pay cash to Parent, (ii) deliver to Parent for cancellation Option Shares previously purchased by the Company, or (iii) any combination thereof, so that the Company's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

         (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, the Company, at its discretion, may (in addition to any of the actions specified in Section 11(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice or Cash Exercise Notice, as applicable, so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

         (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by the Company pursuant to Section 10.6 of the Merger Agreement less any repayment by the Company to Parent pursuant to Section 11(a)(i) hereof, (ii) (x) the net cash amounts or the fair market value of any property received by the Company pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) the Company's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by the Company pursuant to Section 3(d).

         (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which the Company may propose to exercise the Stock Option shall mean the Total Profit determined as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by the Company and its affiliates as of such date, were sold for cash at the closing price on the NYSE for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed as of the day and year first above written.


                                    TEXACO INC.



                                    By:           /s/ PETER I. BIJUR
                                          ------------------------------------
                                           Name:      Peter I. Bijur
                                           Title:  Chairman of the Board and
                                                   Chief Executive Officer


                                    CHEVRON CORPORATION


                                    By:           /s/ DAVID J. O'REILLY.
                                          ------------------------------------
                                           Name:     David J. O'Reilly
                                           Title:  Chairman of the Board and
                                                   Chief Executive Officer